UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): 1/26/12

Florida Bank Group, Inc.

(Exact name of registrant as specified in its charter)

Commission File Number: 000-53813

Florida	20-8732828
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

201 N. Franklin Street

Suite 100

Tampa, FL 33602

(Address of principal executive offices, including zip code)

(813) 367-5270

(Registrant’s telephone number, including area code)

FBG Holding Company

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 — Registrant’s Business and Operations

Item 1.01	Entry into a Material Definitive Agreement

On January 26, 2012, the Board of Directors (the “Board”) of Florida Bank (the “Bank”), a wholly-owned subsidiary of Florida Bank Group, Inc. (the “Company”) approved a Memorandum of Understanding (the “Memorandum”) which represents an agreement between the Board and the Director of the Division of Financial Institutions, Florida Office of Financial Regulations (the “OFR”) whereby the Bank agreed that it will move in good faith to comply with the requirements of the Memorandum. The provisions of the Memorandum substantially patterned the Written Agreement between the Federal Reserve Bank of Atlanta (the “FRB”) and the Company and the Bank, effective March 1, 2011 and filed by the Company as an exhibit to its Form 8-K on March 8, 2011. Nearly all of the provisions of the Memorandum have requirements that are not materially different from those in the Written Agreement. However, the individual provisions in the Memorandum and in the Written Agreement, which address a capital plan, differ in that the provision in the Written Agreement requires the Bank to submit a plan to maintain sufficient capital and be in compliance with Capital Adequacy Guidelines for State Member Banks: Risk-Based Measure and Tier 1 Leverage Measures (but does not specify a specific Tier 1 Leverage or Total Risk Based Capital Ratio). The capital provision in the Memorandum requires the Bank to submit a capital plan to the OFR that provides for raising and maintaining a Tier 1 Leverage Capital ratio of not less than eight percent (8%) and a Total Risk Based Capital Ratio of not less than 12 percent, or submit a capital plan in accordance with the Written Agreement, which the Bank submitted to the FRB on March 1, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Florida Bank Group, Inc.

Date: February 1, 2012	By:	/s/ Gary J. Ward
Gary J. Ward

Chief Financial Officer